Exhibit 99.1

Temecula Valley Bancorp Announces Expanded Stock Repurchase Program

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp Inc. (the “Company”) (NASDAQ:TMCV), the parent company of Temecula Valley Bank, announced today that its Board of Directors has approved amendments to its stock repurchase program to allow for the repurchase of up to an additional $8.6 million in shares (approximately 955,555 shares) of Temecula’s common stock in the open market effective immediately for a period of twelve months ending January 17, 2009. As a result, the Company will be able to purchase, in the aggregate, up to $12 million in shares (or approximately 1,333,333 shares).

Stephen H. Wacknitz, Temecula’s Chief Executive Officer, President and Chairman, stated, “Our buy-back programs have been very beneficial for our shareholders. This expansion of the buy back program makes sense for us in this difficult environment. Our earnings continue to be strong and we want to continue to support our stock. This action should continue to further enhance the value of our stock for our shareholders.”

Buying under the repurchase program will be at management’s discretion, after consideration of factors such as the market price of the stock, the nature of other investment opportunities or growth projections, available cash flows from operations, general economic conditions, established and special trading blackout periods, and other factors deemed appropriate by management and/or the Board of Directors. The program is intended to be structured to conform to the safe harbor provisions of Securities and Exchange Commission (“SEC”) Rule 10b-18. SEC Rule 10b-18 contains certain restrictions related to the manner, price, timing and volume of repurchases, among other conditions. Temecula plans to fund repurchases made under the program from available working capital.

Temecula’s stock price closed at $9.00 per share on January 17, 2008 on the NASDAQ Global Select Market.

Temecula recently reported total assets of $1.3 billion as of September 30, 2007, earnings for the quarter ended September 30, 2007 of $2.6 million and $0.25 per diluted share.

About Temecula

Temecula Valley Bank (the “Bank”) was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, San Marcos, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices primarily in the Western United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments or events concerning expectations for the amount, timing and payment of dividends, the implementation of the repurchase program, the implementation of Temecula’s growth, strategy, available working capital, and any other guidance on future periods or events, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the availability of a legal source for the payment of dividends and repurchases of shares, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect future events and Temecula’s financial results and condition and its ability and willingness to pay dividends and repurchase shares are included in the filings made with the Securities and Exchange Commission by Temecula.

CONTACT:
Temecula Valley Bank
Stephen H. Wacknitz, President & CEO
951-694-9940